                                 AMENDED AND RESTATED
                               JOINT VENTURE AGREEMENT


                                     BY AND AMONG


                     BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN


                           UNITED WISCONSIN SERVICES, INC.


                             UNIVERSITY HEALTH CARE, INC.


                                   U-CARE HMO, INC.


                                         AND


                              HEALTH PROFESSIONALS, INC.

                     AMENDED AND RESTATED JOINT VENTURE AGREEMENT

This AMENDED AND RESTATED JOINT VENTURE AGREEMENT ("Agreement") is made and entered into as of October 31, 1994, by and among Blue Cross & Blue Shield United of Wisconsin, a Wisconsin insurance corporation ("Blue Cross"), United Wisconsin Services, Inc., a Wisconsin business corporation ("UWS"), University Health Care, Inc., a corporation organized under Chapter 181 of the Wisconsin Statutes ("UHC"), U-Care HMO, Inc., a Wisconsin health maintenance organization organized under Chapter 613 of the Wisconsin Statutes ("U-Care"), Health Professionals, Inc., a corporation organized under Chapter 181 of the Wisconsin Statutes ("HPI"), and the entities which agree to be bound to this Agreement pursuant to Section 4.1.F (collectively, "Parties").

                                       RECITALS

          1. U-Care desires to obtain the resources and insurance expertise necessary to further its goal of delivering quality managed care programs to an expanded population of insured members.

          2. UHC has as its purpose to further the teaching, research and service functions of the University of Wisconsin-Madison Medical School (the "Medical School"), University of Wisconsin Hospital and Clinics and the Center for Health Sciences at the University of Wisconsin-Madison ("UW Center for Health Sciences"), and is fulfilling that purpose by providing opportunities for teaching, research and service by entering this Agreement.

          3. Blue Cross and UWS desire to establish a managed care operation in Southern Wisconsin, utilizing the provider relationships U-Care and UHC have established in the region.

          4. HPI, either directly or through a newly formed for-profit subsidiary ("Newco"), intends to continue to expand and operate its regional provider network.

          5. The Parties wish to coordinate the design and marketing of various managed care products, including, without limitation, one or more Preferred Provider Organization ("PPO"), Point of Service ("POS"), and Health Maintenance Organization ("HMO") products and programs.

          6. The Parties believe that the formation of a joint venture ("Joint Venture"), upon the terms and conditions set forth in this Agreement and in the documents to be executed and performed pursuant to this Agreement, a list of which is attached hereto as Schedule 1 (collectively, "Joint Venture Documents"), will assist the Parties in meeting the foregoing objectives.

          7. The Parties previously entered into a Joint Venture Agreement dated as of September 9, 1994 ("Previous Joint Venture Agreement"), and wish to amend and restate such agreement on the terms and conditions set forth in this Agreement.

          In consideration of the premises and the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                      AGREEMENT

                        ARTICLE 1 - FORMATION OF JOINT VENTURE

     1.1. JOINT VENTURE. The Parties are entering into a series of related contracts with one another and with certain third parties in order to produce, market, and administer managed care products which utilize a provider network. The Joint Venture will coordinate the design and marketing of various managed care products, including, without limitation, one or more PPO, POS, and HMO products and programs, all of which may be fully insured or self-funded. The Joint Venture shall become operational upon the Closing contemplated in Section
5.5. The Parties may, but shall not be obligated to, create a separate entity to conduct the business of the Joint Venture.

     1.2. AGENCY RELATIONSHIP. This Agreement shall not create any agency relationship between the Parties other than those specifically enumerated herein and in the Joint Venture Documents. The relationships between the Parties are that of independent cont~actors in a cooperative arrangement. It is not the intent of the Parties to create, nor should this Agreement be construed to create, a partnership or an employment relationship between the Parties. This Agreement creates no fiduciary relationship between the Parties.

     1.3. HMO OF WISCONSIN JOINT VENTURE. UWS and Blue Cross (collectively, "UWS Entities") have negotiated with HMO-W, Inc. (the "Holding Company") and HMO of Wisconsin Insurance Corporation ("HMOW") to form a joint venture ("HMOW Joint Venture") and for UWS to acquire one hundred percent (100%) of the stock of the Holding Company pursuant to a merger between the Holding Company and a wholly owned subsidiary of UWS, both as provided in the Agreement of Merger and Joint Venture by and among UWS, UWS Acquisition Corporation, Blue Cross, Holding Company, and HMOW dated as of October 11, 1994 ("HMOW Joint Venture Agreement"). Should the transactions contemplated in the HMOW Joint Venture Agreement close ("HMOW Closing"), the Parties agree that the business of the Joint Venture and the business of the HMOW Joint Venture shall be merged.

     1.4. OTHER JOINT VENTURES. The Parties further agree that if the UWS Entities enter into a new joint venture with another partner in the Fox Valley area ("Fox Valley Joint Venture"), the UWS Entities may, within their sole discretion and without the approval or review by the Governing Board (as defined below), transfer HMO membership and provider relationships in the counties of Fond du Lac, Green Lake, Waushara and Winnebago from the Joint Venture to the Fox Valley Joint Venture, and the business attributable to such HMO membership and provider relationships shall not be included in the calculation of Royalties under the License Agreement (defined in section 4.3.F) or any Service Payment under the Service Agreement (as defined in Section 4.3.G). Each of the University Affiliated Entities (as defined in Section 3.1) shall use their respective best efforts to obtain all consents that the UWS may deem reasonably necessary to effectuate such transfers. The formation and operation of the Fox Valley Joint Venture by the UWS Entities or any of their affiliates shall not be a violation of Section 7.1.

                                ARTICLE 2 - GOVERNANCE

     2.1. GOVERNING BOARD.

               The Joint Venture shall be managed by a governing board ("Governing Board") which shall consist of the members appointed as follows:

          A.   In the event that the HMOW Closing occurs:

               UWS                      four members

               LLC (as defined in       four members
               Section 3.7(F) of the
               HMOW Joint Venture
               Agreement)

               UHC                      three members


          B. In the event that (i) the HMOW Closing does not occur or (ii) the HMOW Closing occurs and either the HMOW Joint Venture subsequently terminates pursuant to Section 8.3 of the HMOW Joint Venture Agreement or the Service Agreement between HMOW and LLC dated November 1, 1994, subsequently terminates:

               UWS                      five members
               UHC                      five members

          C. The Parties shall cause the Governing Board to meet at least once in each fiscal quarter at the Joint Ventures's home office facility or such other place as the Governing Board may from time to time agree. Any individual member of the Governing Board shall have the power and authority upon three days written notice, to call a meeting of the Governing Board to discuss and administer the business of the Joint Venture. Members of the Governing Board may participate in meetings either telephonically or in person. The Joint Venture shall not pay members of the Governing Board.

          D. A chairman shall preside over each meeting of the Governing Board. The chairman shall be a member of the Governing Board and the entities entitled to appoint members shall each have the power to appoint the chairman for a one year term on a rotating basis.

          E. Eight (8) members of the Governing Board shall constitute a quorum for the transaction of business (five members if the HMOW Closing does not occur or the HMOW Joint Venture terminates), subject to the voting requirements in Section 2.2 below.

          F. Any action that the Governing Board could take at a meeting may be taken instead by a written consent signed by all of the members of the Governing Board.

     2.2. VOTING REQUIREMENT. The Governing Board may not take any action without the approval of at least eight of its members (five if the HMOW Closing does not occur or the HMOW Joint Venture terminates), which shall include at least one member elected by each entity appointing members to the Governing Board.

     2.3. Duties of the Governing Board.

          A. The Governing Board shall be responsible for the general management of the Joint Venture. Notwithstanding the foregoing, the Underwriters (as defined in Section 6.1) shall have the sole authority, without the approval of the Governing Board, to establish rates and arrange reinsurance for the Joint Venture business.

          B. The Governing Board shall establish such books, records and accounts for the Joint Venture as it deems reasonably necessary and allow each of the Parties, upon request, to review such books, records and accounts. The Governing Board shall maintain records of all of its meetings and actions taken in a manner substantially similar to that which a Board of Directors of a corporation organized under Chapter 180 of the Wisconsin Statutes would maintain.

     2.4. COMMITTEES. The Governing Board may establish such committees as it may deem necessary or appropriate; provided, however, that any committee so created must contain at least one member from each of the entities entitled to appoint members to the Governing Board.

                      ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

     3.1. THE UNIVERSITY AFFILIATED ENTITIES.

     UHC, U-Care, HPI and each of the entities which agree to be bound to this Agreement pursuant to Section 4.1.F (collectively, "University Affiliated Entities") each hereby represents and warrants to the UWS Entities as follows:

          A. UHC is a corporation organized under Chapter 181 of the Wisconsin Statutes and is duly organized, validly existing and in good standing. U-Care is a Wisconsin service insurance corporation organized pursuant to Chapter 613 of the Wisconsin Statutes and is duly organized, validly existing and in good standing. HPI is a corporation organized under Chapter 181 of the Wisconsin Statutes and is duly organized, validly existing and in good standing. Each of the University Affiliated Entities other than UHC, U-Care, and HPI are organized as set forth in the Acknowledgement and Agreement to be Bound (as defined in Section 4.1.F) to which they are a party and are duly organized, validly existing and in good standing under the laws of the state of their respective organization.

          B. Each of the University Affiliated Entities (a) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where the failure to qualify would have a material adverse effect upon it; (b) has the requisite corporate power and authority and the legal right to own, pledge and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted; (c) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings with, and has given all necessary notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct except where the failure to obtain such licenses, permits, consents or approvals or to make such filings with not have a material adverse effect upon it; (d) is in compliance with its certificate or articles of incorporation and by-laws and all material agreements to which it is a party or by which it is bound except where the failure to comply will not have a material adverse effect upon it; and (e) is in compliance in all respects with all applicable provisions of law except where the failure to comply will not have a material adverse effect upon it. The University Affiliated Entities have no subsidiaries.

          C. The execution, delivery and performance of this Agreement and all documents to be executed and delivered by any of the University Affiliated Entities hereunder, (a) are within their respective corporate power; (b) have been duly authorized by all necessary or proper corporate and other action, including the consent of shareholders, members, board of directors, or Board of Regents where required; (c) are not in contravention of any provision of their respective certificate or articles of incorporation or by-laws; (d) do not violate any law or regulation, or any order or decree of any court or governmental instrumentality applicable to it; and (e) except for provider agreements between third party providers and U-Care, which may prohibit disclosure or assignment without the consent of such third parties ("Third Party Consents"), do not conflict with or result in the breach of, or constitute a de&tilt under, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its property is bound, and the same do not require the consent or approval of any governmental body, agency, authority or other entity other than those that have been obtained. This Agreement has been duly executed and delivered by each of the University Affiliated Entities and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditor's rights generally and by general principles of equity.

          D. None of the University Affiliated Entities is a party to any litigation or administrative proceeding, nor so far as is known by them is any litigation or adverse administrative proceeding or hearing threatened against any entity which in either case relates to the execution, delivery or performance of this Agreement or the Joint Venture.

          E. UHC has access to and the authority to invest, within five years after the Closing Date, $10 million in Reorganized HPI (as defined in Section 4.1.D) or Newco, as the case may be, for the sole purpose of enabling Reorganized HPI or Newco to expand and operate the regional provider network currently operated by HPI.

          F. The University of Wisconsin Hospital and Clinics ("Hospital"), the faculty physicians of the University of Wisconsin Medical School, and HPI are the only entities that are (i) part of the University of Wisconsin system and (ii) serve as providers of medical services on behalf of U-Care or in connection with the U-Care Business (as defined in Section 5.1.).

          G. UHC has the authority to bind each of the Hospital, the faculty physicians of the University of Wisconsin Medical School, the Clinical Practice Plan Partnerships, and HPI ("University Providers") to the Provider Agreements referenced in Section 6.5.

          H. The following documents ("Section 3.1.H Documents"), which the University Affiliated Entities are obligated to deliver to the UWS Entities on or before the 20th day prior to Closing pursuant to Section 4.1.J, will constitute true, complete, and correct copies of such documents as of the date delivered and the Closing Date:

                 (i)     The Bylaws of each of the University Affiliated
Entities;

                (ii) The certified Articles of Incorporation of each of the University Affiliated Entities;


               (iii) A list of all of the members of each of the University Affiliated Entities certified by their respective secretaries or, where applicable, a list of all of the shareholders of each of the University Affiliated Entities certified by their respective secretaries.

               (iv) The unaudited financial statements of each University Affiliated Entity dated as of June 30, 1994, and the audited financial statements of each University Affiliated Entity dated as of December 31, 1993, which were prepared in accordance with generally accepted accounting principles and fairly and accurately reflect the financial condition of such entities on such date;

                (v) A list of all contracts and leases to which (a) U-Care is a party or (b) UHC is a party that are necessary for U-Care to conduct its business;

                (vi) Copies of all reports, licenses, permits, consents, approvals, orders, judgments and other documents and instruments which relate to the Joint Venture or U-Care; and

               (vii) A list of all tangible and intangible assets or property (real and personal) of (a) U-Care ("U-Care Assets") and (b) UHC that are necessary for U-Care to conduct its business ("UHC Assets"), including, without limitation, U-Care's name and any trademarks or other intellectual property rights.

          I. Except as disclosed in writing to the UWS Entities on or before the 20th day prior to Closing, U-Care and UHC have good and marketable title to all of the U-Care Assets and UHC Assets, respectively, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, restrictions, exceptions, charges or encumbrances of any nature whatsoever.

          J. No information, exhibit or report, whether written or oral, furnished by the University Affiliated Entities to the UWS Entities in connection with the negotiation or execution of this Agreement contained any misstatement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading as of the date when made.

     3.2. THE UW ENTITIES.

          The UWS Entities hereby represent and warrant to the University Affiliated Entities as follows:

          A. Blue Cross is a corporation duly organized, validly existing and in good standing under the laws of Wisconsin. UWS is a corporation duly organized, validly existing and in good standing under the laws of Wisconsin.

          B. The execution, delivery and performance of this Agreement by each of the UWS Entities (a) is within its corporate power; (b) has been duly authorized by all necessary or proper corporate action, including the consent of shareholders where required; (c) does not contravene any provision of its certificate or articles of incorporation or by-laws; (d) does not violate any law or regulation, or any order or decree of any court or governmental instrumentality applicable to it; and (e) does not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its property is bound, and the same do not require the consent or approval of any governmental body, agency, authority or other entity other than those that have been obtained. This Agreement has been duly executed and delivered by each of the UWS Entities and constitutes the legal, valid and binding obligation of each of the UWS Entities, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors rights generally.

          C. UWS has delivered to UHC a true and correct copy of the letter of intent, dated August 23, 1994, among the UWS Entities, the Holding Company and HMOW and any documents or agreements related thereto (collectively, the "HMOW Letter of Intent"), which have not been amended or modified and remain in full force and effect. The Definitive HMOW Documents (as defined in Section 4.2.D) will constitute true, complete, and correct copies of such documents as of the date delivered to UHC.

          D. Each of the UWS Entities (a) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where the failure to qualify would have a material adverse effect upon it; (b) has the requisite corporate power and authority and the legal right to own, pledge and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted; (c) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings with, and has given all necessary notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct except where the failure to obtain such licenses, permits, consents or approvals or to make such filings will not have a material adverse effect upon it; (d) is in compliance with its certificate or articles of incorporation and by-laws and all material agreements to which it is a party or by which it is bound except where the failure to comply will not have a material adverse effect upon it; and
(e) is in compliance in all respects with all applicable provisions of law except where the failure to comply will not have a material adverse effect upon it.

          E. None of the UWS Entities is a party to any litigation or administrative proceeding, nor so far as is known by them is any litigation or adverse administrative proceeding or hearing threatened against any entity which in either case relates to the execution, delivery or performance of this Agreement or the Joint Venture.

          F. No information, exhibit or report, whether written or oral, furnished by the UWS Entities to the University Affiliated Entities in connection with the negotiation or execution of this Agreement contained any misstatement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading as of the date when made.

                                ARTICLE 4 - COVENANTS

     4.1. UNIVERSITY AFFILIATED ENTITIES.

          A. DUE DILIGENCE. During the period from the date hereof until the Closing Date, each of the University Affiliated Entities shall give each of the UWS Entities, their counsel, accountants and other representatives (including, without limitation, representatives of HMOW) (a) access during normal business hours to all of the properties, books, records, contracts and documents of each University Affiliated Entity that relate to U-Care or the U-Care Business for the purpose of such inspection, investigation and testing as the UWS Entities deem appropriate; and (b) subject to such restrictions as the University Affiliated Entities may reasonably impose, access to employees, agents and representatives of the University Affiliated Entities for the purposes of such meetings and communications that relate to U-Care or the U-Care Business as the UWS Entities may reasonably desire.

          B. CONDUCT OF BUSINESS PRIOR TO CLOSING. U-Care shall carry on its business diligently in the same manner as heretofore and shall not make or institute any material changes in its methods of management, accounting, or operation.

          C. CONSENTS. Each of the University Affiliated Entities shall take all action prior to Closing that may be reasonably necessary to obtain all requisite consents for the consummation of the transactions contemplated hereby including, without limitation, all requisite regulatory approvals.

          D. REORGANIZATION OF UHC AND HPI. Prior to Closing, the University Affiliated Entities shall take all action reasonably necessary to reorganize the business of UHC and HPI in a manner which is reasonably acceptable to the UWS Entities, and shall keep the UWS Entities informed as to the status of such reorganization ("Reorganization"). As part of the Reorganization, the University Affiliated Entities shall either (a) cause HPI to be restructured ("Reorganized HPI") as a for-profit business corporation under Chapter 180 of the Wisconsin Statutes or (b) cause Newco to be formed as a for-profit business corporation under Chapter 180 of the Wisconsin Statutes and cause HPI to contribute assets to Newco in exchange for stock in Newco.

          E. CLOSING. The University Affiliated Entities shall use all reasonable efforts to cause a fulfillment at the earliest possible date of all of the conditions to the Parties' obligations to consummate the transactions contemplated in this Agreement, including, without limitation, the execution, delivery and performance of the Joint Venture Documents (including without limitation the agreements referred to in Section 9.9) on terms and conditions reasonably acceptable to the UWS Entities.

          F. ADDITIONAL PARTIES. The University Affiliated Entities shall cause any new entities created as part of the Reorganization, which in the reasonable opinion of the UWS Entities need to be Parties to this Agreement excluding corporations controlled by the University of Wisconsin Board of Regents ("Regents") and any corporation in which an entity controlled by the Regents holds 50% or more of the membership, to agree to be bound by this Agreement as University Affiliated Entities by executing and delivering at Closing an agreement substantially in the form of Exhibit 4.1.F attached hereto ("Acknowledgement and Agreement to be Bound").

          G. SIGNATORIES TO ARTICLE 7. The University Affiliated Entities shall cause such of their affiliates as the UWS Entities may reasonably designate and the Clinical Practice Plan Partnerships to agree to be bound by
Article 7 of this Agreement and, where relevant, to the assignment of any provider agreement to which such entity is a party as contemplated in Section 5.7, by executing an agreement substantially in the form of Exhibit 4.1.G hereto ("Noncompetition and Assignment Agreement").

          H. INVESTMENT IN REORGANIZED HPI. Within five (5) years of the Closing, UHC shall invest $10 million in Reorganized HPI or Newco, as the case may be, in form and substance reasonably acceptable to the UWS Entities, for the sole purpose of enabling Reorganized HPI or Newco to expand and operate the regional provider network currently operated by HPI.

          I. DISSOLUTION OF U-CARE. As soon as practical after the Closing, and in any event not more than 180 days thereafter, the University Affiliated Entities shall take all action that may be reasonably necessary to dissolve and wind up the affairs of U-Care, subject to obtaining all necessary regulatory approvals. In the event that all such approvals have not been obtained on or before such 180th day, the University Affiliated Entities shall (i) promptly change U-Care's name and (ii) continue to take all action that may be reasonably necessary to obtain the requisite regulatory approvals and dissolve and wind up U-Care as soon as possible.

          J. SECTION 3.1.H DOCUMENTS. The University Affiliated Entities shall, on or before the 20th day prior to the Closing Date, deliver to the UWS Entities all of the Section 3.1.H Documents.

          K. PREFERRED STOCK. Prior to Closing, Reorganized HPI or Newco, as the case may be, shall amend ("Articles of Amendment") its Articles of Incorporation to authorize such corporation to issue 1,500 shares of a single series of preferred stock ("Preferred Stock"). The terms and conditions of the Articles of Amendment and Preferred Stock shall be in a form that is reasonably acceptable to the UWS Entities and shall generally include the terms set forth on Exhibit 4.1.K hereto.

     4.2. UWS ENTITIES.

          A. CLOSING. Each of the UWS Entities shall use all reasonable efforts to cause a fulfillment at the earliest possible date of all of the conditions to the Parties' obligations to consummate the transactions contemplated in this Agreement, including, without limitation, the execution, delivery and performance of the Joint Venture Documents (including the agreements referred to in Section 10.9) on terms and conditions reasonably acceptable to the University Affiliated Entities.

          B. VOTING OF STOCK OF HMOW. In the event that UWS acquires HMOW, it shall vote the stock of HMOW in such a way as to ensure that (a) the Governing Board constitutes all of the members of the Board of Directors of HMOW and (b) HMOW adopts bylaws that are reasonably acceptable to the Parties ("New HMOW Bylaws").

          C. DUE DILIGENCE OF HMOW. The UWS Entities shall permit two (2) representatives of the University Affiliated Entities to accompany the UWS Entities during UWS's due diligence of HMOW. If the University Affiliated Entities wish to send more than two (2) representatives, they shall so notify the UWS Entities prior to the applicable meeting and shall be entitled to send such additional representatives unless the UWS Entities shall reasonably object. The UWS Entities shall provide to the University Affiliated Entities copies of all HMOW due diligence reports prepared by third party consultants retained by the UWS Entities.

          D. HMOW DOCUMENTS. The UWS Entities shall deliver to UHC as soon as available, but in no event later than 10 days prior to the Closing Date (a) all definitive agreements entered into or the latest draft of any such agreements proposed to be entered into by any UWS Entity in connection with the HMOW Joint Venture (including, without limitation, the HMOW Joint Venture Agreement) and
(b) if proposed to be amended or modified in connection with the HMOW Joint-Venture, the articles of incorporation, bylaws and other governing documents of the UWS Entities and all contracts, provider agreements, reinsurance agreements and stop-loss agreements to which any UWS Entity is a party and which relate to the HMOW Joint Venture (collectively, "Definitive HMOW Documents").

          E. NOTICE. In the event that LLC has given notice to UWS of its option to reacquire the stock of HMOW as set forth in Section 4 of the Service Agreement dated November 1, 1994, between LLC and UWS, UWS shall promptly provide such notice to UHC.

     4.3. Mutual Covenants.

          A. IMPLEMENTATION PLAN. Prior to Closing, the Parties shall develop a marketing plan, budget and transition plan (which shall include the HMOW business if the HMOW Closing occurs) relating to Joint Venture business that is mutually acceptable to the Parties ("Implementation Plan").

          B. BYLAWS. Prior to Closing, the Parties shall prepare mutually acceptable Bylaws for the Governing Board, which the Governing Board shall adopt.

          C. ISSUANCE OF PREFERRED STOCK. At Closing, Reorganized HPI or Newco, as the case may be, shall enter into a stock subscription agreement with UWS ("Subscription Agreement") pursuant to which Blue Cross shall purchase, and Reorganized HPI or Newco shall issue, all of the authorized shares of Preferred Stock. In consideration of the issuance of the Preferred Stock, Blue Cross shall pay to Reorganized HPI or Newco, as the case may be, $1.5 million at Closing by wire transfer in immediately available funds to an account designated by Reorganized HPI or Newco. At Closing, Reorganized HPI or Newco, as the case may be, shall issue one or more certificates ("Certificates") representing the shares of Preferred Stock to Blue Cross.

          D. CREDIT AGREEMENT. At Closing, Blue Cross and UHC, HPI or Newco, as the case may be, shall execute and deliver the Revolving Credit Agreement attached hereto as Exhibit 4.3.D ("Credit Agreement") and each Party shall execute and deliver the instruments and documents referred to therein to which such Party is a party. Prior to Closing, the Parties shall in good faith negotiate and prepare all of the instruments and documents referred to in the Credit Agreement including, without limitation, all of the exhibits thereto.

          E. RELOCATION OF OPERATIONS. If the HMOW Closing occurs, then the Parties shall cause the home office facility of the Joint Venture promptly to be moved to Sauk City, Wisconsin.

          F. LICENSE AGREEMENT. At Closing, UHC, U-Care and HMOW (or, in the event that the HMOW Closing does not occur, then a health maintenance organization of the UWS Entities' choosing) shall enter into the License Agreement attached hereto as Exhibit 4.3.F ("License Agreement").

          G. SERVICE AGREEMENT. At Closing, HPI and HMOW (or, in the event that the HMOW Closing does not occur, then a health maintenance organization of the UWS Entities' choosing) shall enter into the Service Agreement attached hereto as Exhibit 4.3.G ("HPI Service Agreement").

                          ARTICLE 5 - ACQUISITION OF U-CARE

     5.1. REINSURANCE OF U-CARE BUSINESS. UWS shall acquire all of the insurance business of U-Care ("U-Care Business") by causing HMOW(, in the event that the HMOW closing does not occur, then a health maintenance organization ("HMO") of UWS's choosing) to enter into an Assumption Reinsurance Agreement with U Care in the form attached hereto as Exhibit 5.1 ("Assumption Reinsurance Transaction"). The reinsurance premium payable under the Assumption Reinsurance Agreement shall be assets of U Care, the book value of which equals the liabilities being transferred. Both the assets and liabilities will be determined as of September 30, 1994.

     5.2. ACQUISITION OF REMAINING U-CARE ASSETS. After giving effect to the Assumption Reinsurance Transaction, UWS shall purchase, and U-Care shall sell to UWS, the U-Care Assets (other than the name "U-Care" and related logos and marks) for the Purchase Price calculated in accordance with Section 5.3 and shall enter into the License Agreement. The Purchase Price shall be paid to U-Care at the Closing by transfer of available funds to an account specified by U-Care. U-Care shall take whatever action may be reasonably necessary to effectuate the purchase of the U-Care Assets described in this Section 5.2 including, without limitation, the execution or endorsement of any documents or instruments that UWS may reasonably request.

     5.3. PURCHASE PRICE.

          A. The Purchase Price shall be 100% of the statutory net worth of U-Care as of September 30, 1994, as determined by U-Care's regular accountant, Suby, Von Haden &

Associates, S.C., ("Accountant") after giving effect to the Assumption Reinsurance Transaction ("Net Worth"), plus $500,000 attributable to good will. Net Worth shall be determined by applying the same accounting principles applied in determining U-Care's 1993 net worth.

          B. If the Net Worth has not yet been determined by the Accountant by the Closing Date, the Parties shall make a good faith estimate of the Net Worth using the unaudited June 30, 1994, financial statement for U-Care to calculate a purchase price to be paid at Closing. As soon as the Accountant has determined the actual Net Worth, but no later than March 1, 1995, such Net Worth shall be used to calculate the Purchase Price which should have been paid at the Closing and the Parties will promptly make payment in conformity with such recalculated Purchase Price.

     5.4. ACQUISITION OF UHC ASSETS. In addition to the acquisition of the U-Care Assets, UWS shall purchase, and UHC shall sell to UWS, the UHC Assets for a purchase price equal to the book value of the UHC Assets on UHC's financial statements as of September 30, 1994. UWS shall pay such purchase price to UHC at the Closing by transfer of funds to an account specified by UHC. UHC shall take whatever action may be reasonably necessary to effectuate the purchase of the UHC Assets as described in this Section 5.4 including, without limitation, the execution or endorsement of any documents or instruments that UWS may reasonably request.

     5.5. CLOSING. The consummation of the acquisition of the U-Care Business and the other transactions contemplated by this Agreement and the Joint Venture Documents (the "Closing") shall take place at the offices of Foley & Lardner, Firstar Plaza, One South Pinckney Street, Madison, Wisconsin, or at such other place as may be mutually agreed upon by the parties. The Closing shall occur at 10:00 a.m., Central Standard Time, on or before November 1, 1994, or at such other time as may be agreed upon by the parties hereto (the time and date of the Closing being referred to herein as the "Closing Date").

     5.6. TAX LIABILITIES. U-Care shall be liable for any federal, state, and local tax liability incurred by it on or before the Closing Date. The University Affiliated Entities shall be responsible for any tax liability incurred by U-Care after the Closing. If the amount of taxes that U-Care paid prior to the Closing Date, plus the accrued liability for any such taxes shown on the financial statements used to compute the Purchase Price shall be insufficient, then the University Affiliated Entities shall pay to UWS the amount of the deficiency promptly upon its assessment. The University Affiliated Entities may contest any such assessments at their own expense and, if successful, shall promptly be reimbursed by UWS for the amount of any excess payment.

     5.7. U-CARE PROVIDER AGREEMENTS. Subject to obtaining any necessary third party consents, U-Care shall assign to HMOW or such other HMO of UWS's choosing, all of U-Care's rights and responsibilities under such provider agreements or other service agreements that the UWS Entities may designate and that relate to the U-Care Business. The UWS Entities hereby acknowledge and agree that U-Care will be unable to obtain all Third Party Consents prior to Closing. U-Care shall use its best efforts to obtain after Closing any necessary Third Party Consents that are not obtained prior to the Closing. Notwithstanding the foregoing, UHC hereby consents to the assignment of all provider agreements with the University Providers.

     5.8. VENDOR CONTRACTS. Blue Cross, UWS, HMOW or such other HMO of UWS's choosing shall have the option to assume any contracts or leases to which U-Care is a party or to which UHC is a party that are necessary for U-Care to conduct its business. If Blue Cross, UWS, or HMOW elects to assume any such contracts or leases, notice of such intention shall be given to U-Care or UHC, as the case may be, at least thirty (30) days prior to Closing. U-Care or UHC, as the case may be, shall use best efforts to obtain any necessary third party consents for such assignments prior to the Closing.

     5.9. LEASE. U-Care currently leases space at 440 Science Drive, Suite 200, Madison, Wisconsin ("U-Care Office") pursuant to a lease attached hereto as
Exhibit 5.9 ("Lease"). Effective October 1, 1994, the Joint Venture shall assume liability for and pay the rent due under the Lease; provided, however, that such obligation shall terminate upon the earlier to occur of (i) 90 days after all or any portion of the U Care Office becomes vacant but only with respect to the portion that becomes vacant or (ii) all or any portion of the U-Care Office is leased to any third party including, without limitation, any University Affiliated Entity other than in connection with Joint Venture business. UHC shall promptly notify the Joint Venture and UWS when the U-Care Office becomes vacant. UHC covenants to market the U-Care Office diligently in an attempt to obtain a new tenant and mitigate damages.

     5.10. LIABILITIES. Except for the liabilities expressly assumed by the UWS Entities or HMOW under the Assumption Reinsurance Agreement, the Provider Agreements under Section 5.7, the selected contracts and leases under Section 5.8, and the Lease of the U-Care Office under Section 5.9, neither the UWS Entities, nor any of their affiliates, nor HMOW, nor the Joint Venture assume any liabilities of U-Care or the University Affiliated Entities.

                     ARTICLE 6 - OPERATIONS OF THE JOINT VENTURE

     6.1. UNDERWRITING. Blue Cross shall be the underwriter for any PPO plans offered by the Joint Venture and HMOW or such other HMO of UWS's choosing shall be the underwriter of the HMO and HMO portion of the POS plans (the indemnity portion to be underwritten by Blue Cross or an affiliate) offered by the Joint Venture (in such capacity, Blue Cross, its affiliates, and HMOW shall be referred to as "Underwriters"). The U-Care Business acquired by UWS shall immediately be part of the Joint Venture.

     6.2. BENEFIT ADMINISTRATION. On self-funded programs, Blue Cross shall administer benefits under the PPO plans and HMOW or such other HMO of UWS's choosing shall administer benefits under the HMO and POS plans (in such capacity, Blue Cross and HMOW shall be referred to as "Administrators").

     6.3. OTHER ADMINISTRATIVE SERVICES. The Underwriters and Administrators shall enter into an Administrative Services Agreement with the UWS Entities as of the Closing Date. The UWS Entities will be compensated for providing the administrative services on a cost basis such that all administrative "profit" will remain with the product to be divided as underwriting profit. All such Administrative Services Agreements shall be subject to approval by the Governing Board of the Joint Venture. The administrative services to be provided by the UWS Entities shall include, but are not limited to, accounting, actuarial, financial reporting, management information, legal, and any other administrative services needed by the Underwriter or Administrator.

     6.4. MEDICAL MANAGEMENT AND REVIEW. Notwithstanding that the center of operations for the Joint Venture may be in Sauk City, Wisconsin (see Section 4.3.E), all medical management and review services which relate directly to Joint Venture business with the University Providers shall be located in Madison, Wisconsin. The Governing Board may determine that additional services should be performed at a facility located in the Madison area.

     6.5. PROVIDER AGREEMENTS.

          A. Effective as of the Closing, UHC shalt enter into provider agreements with the Clinical Practice Plan Partnerships, the faculty physicians of the University of Wisconsin Medical School, Reorganized HPI or Newco (as the case may be), and the Hospital to provide or arrange for the provision of medical, surgical, hospital and ancillary services within the network for the Joint Venture or cause U-Care to assign to HMOW existing provider agreements between U-Care and such entities ("Provider Agreements"). The Provider Agreements shall have terms that are coextensive with the initial and any renewal term of the Joint Venture and shall adopt reimbursement rates that guarantee to the Joint Venture that the Joint Venture will receive (i) a discount of 10% relative to the "best price" for Regional Business (as defined in Section 6.5.B) offered to any competitive insurance product for like services and (ii) "best price" for business in the counties of Fond du Lac, Green Lake, Waushara, and Winnebago relative to the price offered to any competitive insurance product for like services ("Best Price Guarantee"). The arrangement between the University Affiliated Entities and Group Health Cooperative of South Central Wisconsin ("GHC") shall be excepted from the Best Price Guarantee, provided that the University Affiliated Entities shall not offer GHC a lower price than the price offered to the Joint Venture for like services.
Calculation of "best price" shall not take into consideration reimbursement rates applicable to government programs.

          B. "Regional Business" means managed care plans covering employers with facilities located in and/or having five percent (5%) or more of their employees residing in the Wisconsin counties of Adams, Columbia, Crawford, Dane, Dodge, Grant, Green, Iowa, Juneau, Lafayette, Marquette, Monroe, Richland, Sauk and Vernon. "Regional Business" also means managed care plans covering individuals residing in or working in the Wisconsin counties in the preceding sentence.

          C. The provider agreements between UHC and U-CARE HMO Inc. shall continue in full force and effect following the Closing Date, subject to (i) annual increases equal to the lesser of the rate of increase of the Consumer Price Index or the medical component of the Consumer Price Index and (ii) the condition that, in the event any such provider agreements include reimbursement rates greater than the rate provided by the Best Price Guarantee, then such provider agreements shall automatically be amended to include a reimbursement rate equal to the rate provided by the Best Price Guarantee. Within the total capitation amounts provided by the Provider Agreements, the providers which are University Affiliated Entities or otherwise affiliated with the University of Wisconsin-Madison may determine amongst themselves their respective shares of the total capitation.

          D. The University Affiliated Entities intend to expand the Joint Venture business, and intend to negotiate, as necessary, additional reimbursement discounts or conditions, e.g., per diems or capitations, which will compete effectively with other providers to the Joint Venture.

                              ARTICLE 7 - NONCOMPETITION

     7.1. NONCOMPETE WITH JOINT VENTURE.

          A.   Unless otherwise agreed by the Governing Board pursuant to
Section 2.2, neither (i) the University Affiliated Entities, (ii) the entities or individuals executing or being bound to this Agreement pursuant to Section 4.1.G (.Section 4.1.G Entities.), nor (iii) the UWS Entities during the term of the Joint Venture, directly or indirectly offer or participate in the offering, except through the Joint Venture, of any HMO, PPO, POS or other managed care products, either insured or self-funded, which utilize a provider network, which has a location in U-Care's current service area of the following Wisconsin counties: Dane, Sauk, Columbia, Juneau, Marquette, Richland, Dodge, Iowa, Lafayette and Grant. The Parties and the 4.1.G Entities further agree that if the HMOW Closing occurs and the HMOW loins Venture Agreement has not been terminated, the Parties and the 4.1.G Entities shall not, during the term of the Joint Venture, directly or indirectly offer or participate in the offering, except through the Joint Venture, of any HMO, PPO, POS or other managed care products, either insured or self-funded, which utilize a provider network, which has a location in any of the following Wisconsin counties: Adams, Columbia, Crawford, Dane, Dodge, Grant, Green, Iowa, Juneau, Lafayette, Marquette, Monroe, Richland, Sauk and Vernon.

          B. Notwithstanding Section 7.1.A, the Parties agree that U~C may participate in other managed care programs within the service areas identified above so long as reimbursement rates for any such managed care programs are at least 10% greater than the rates paid by the Underwriters pursuant to Section 6.5.

          C. The Parties and the Section 4.1.G Entities acknowledge that Blue Cross has existing PPO relationships, which are disclosed on Exhibit 7.1.C, and it is agreed that these existing relationships do not violate this Section 7.1.

          D. Notwithstanding Section 7.1.A, the Parties and the 4.1.G Entities may, after UHC has given notice pursuant to Section 8.1 or any Party has given written notice of termination pursuant to Section 11.2.C, negotiate and execute, but not perform under, contracts with third parties pursuant to which such Party will directly or indirectly offer or participate in the offering of an HMO, PPO, POS or other managed care product, either insured or self-funded, which utilizes a provider network in the applicable counties set forth in Section 7.1.A.

     7.2. STANDSTILL. Until November 1, 1994, none of the University Affiliated Entities shall directly or indirectly solicit, negotiate with or furnish any information to any third party or entity concerning the possible acquisition of U-Care. Until November 1, 1994, no Party shall enter into any substantive contract or letter of intent with Dean Clinic or Physicians Plus Medical Group, or their affiliated insurance companies, with respect to managed care products which utilize a provider network, without the prior consent of the other parties.


                           ARTICLE 8 - OPTION TO REACQUIRE

     8.1. OPTION. UHC shall have the option to reacquire the U-Care Business on the fifth and tenth anniversaries of the Closing Date subject to the following terms and conditions. UHC shall give the UWS Entities and, if the HMOW Closing occurs and the HMOW Joint Venture Agreement has not been terminated, the LLC, six (6) months prior written notice of its intention to exercise this option; provided that if the LLC has given notice of its option to reacquire the stock of the HMOW as set forth in
Section 4 of the Service Agreement cited November 1, 1994, between LLC and UWS (.LLC Service Agreement.), then UHC must give such written notice no later that five (5) months prior to such anniversary dates. UHC's exercise of its right to reacquire the U-Care Business shall terminate the Joint Venture unless the Parties agree otherwise. The termination of the Joint Venture shall have no effect on the provider agreements entered into by the Parties, which shall continue until their scheduled termination date. The reimbursement arrangement contained in the provider agreements then in effect shall continue following termination of the Joint Venture; provided, however, the Best Price Guarantee set forth in Section 6.5.A shall not continue following such termination.

     8.2. EXERCISE PRICE. The price at which UHC may reacquire the U-Care Business shall be $500,000 plus the then current net worth of the successor entity to the U-Care Business. If the HMOW Closing occurs and the HMOW Joint Venture Agreement has not been terminated, the price at which UHC may reacquire the U-Care Business shall be $500,000 plus the proportionate share of the net worth of HMOW attributable to the U-Care Business. In either case, net worth shall be determined by applying the same accounting principles as were applied in Section 5.3 to determine the price at which UWS purchased the U-Care Business and shall not include any amount attributable to good will.

     8.3. FORM OF REACQUISITION. The reacquisition of the U-Care Business shall take the form of assumption reinsurance to be effective upon the fifth or tenth anniversary of the Closing Date. Groups and their members which were with U-Care prior to the Closing Date shall be included in the U-Care Business to be reacquired, as well as an equitable distribution of new groups obtained by the Joint Venture. The provider agreements relating to the U-Care Business will not be assigned to the University Affiliated Entities, but it is expressly acknowledged that such provider agreements will not be exclusive, and the University Affiliated Entities shall be free to enter into provider agreements with providers of their choosing. If UWS acquires or merges other managed care business with the Joint Venture, including the HMOW Joint Venture, such business and its proportionate share of subsequent growth shall not be transferred to UHC. The assets to be transferred to cover the liabilities assumed shall be at the discretion of UWS. The License Agreement will terminate upon the reacquisition of the U-Care Business.

             ARTICLE 9 - CONDITIONS TO THE OBLIGATION OF THE UWS ENTITIES
                                       TO CLOSE

     The obligations of the UWS Entities to consummate the transactions contemplated herein shall be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (any of which may be waived by the UWS Entities):

     9.1. COMPLETION OF DUE DILIGENCE. The UWS Entities shall have completed to their satisfaction a thorough due diligence review of the financial condition, legal matters and operational information and other matters associated with the University Affiliated Entities and no material adverse change in the operations or financial condition of any University Affiliated Entity between the date hereof and the Closing shall have occurred.

     9.2. LEGAL OPINION. The UWS Entities shall have been furnished with an opinion of counsel for the University Affiliated Entities, substantially in the form attached as Exhibit 9.2, subject to whatever changes the opinion giver may deem reasonably necessary to comply with the legal opinion standards of such opinion giver; provided, however, that the opinion as changed provides the same comfort to the recipient, in the reasonable opinion of the recipient.

     9.3. REGULATORY APPROVALS AND THIRD PARTY CONSENTS.

          A. This Agreement, and all aspects of the transactions contemplated hereby, shall have received all appropriate and necessary regulatory approvals, waivers or consents, including without limitation, the approvals of the Wisconsin Office of the Commissioner of Insurance, Securities and Exchange Commission, and Department of Justice, and all third party consents and approvals (collectively, "Approvals"), which Approvals shall be in full force and effect;

          B. any conditions and directions contained in the Approvals shall have been fully complied with in all material respects; and

          C. the Approvals shall not modify the terms and conditions of this Agreement, and the transactions contemplated herein, in any material respect.

     9.4. REPRESENTATIONS AND WARRANTIES ACCURATE. The representations and warranties of the University Affiliated Entities contained in this Agreement shall be true and accurate on and as of the Closing Date.

     9.5. COMPLIANCE. The University Affiliated Entities shall have performed and complied with all of their respective obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

     9.6. GOVERNMENT ORDER, INJUNCTION. No court, domestic or foreign, shall have entered and maintained in effect an injunction or other similar order enjoining consummation of the transactions provided for herein, and no action or proceeding shall have been instituted and remain pending before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement, nor shall any governmental agency have notified any party to this Agreement that consummation of the transactions contemplated hereby would constitute a violation of the laws of the United States or Wisconsin and that it intends to commence proceedings to restrain the consummation of the transactions contemplated hereby unless such agency shall have withdrawn such notice prior to the Closing.

     9.7. SATISFACTORY REORGANIZATION OF UHC AND HPI. UHC and HPI shall have been reorganized in compliance with all applicable laws and regulations and in a manner that is reasonably satisfactory to the UWS Entities and their attorneys.

     9.8. IMPLEMENTATION PLAN. The Parties shall have developed the Implementation Plan.

     9.9. DELIVERY OF ITEMS AS CLOSING. At the Closing, the University Affiliated Entities shall have delivered to the UWS Entities:

          A.   The legal opinion described in Section 9.2.

          B. A certificate dated as of the Closing Date and reasonably satisfactory in form and substance to the UWS Entities and their counsel of an executive officer of each of the University Affiliated Entities, certifying that the conditions in Sections 9.4 and 9.5 have been met.

          C. The resolutions of the Boards of Directors of each of the University Affiliated Entities, and the University of Wisconsin Board of Regents, authorizing the transactions contemplated by this Agreement, duly certified as of the Closing Date.

          D. An executed original of the Assumption Reinsurance Agreement referred to in Section 5.1.

          E. Executed originals of the Administrative Services Agreements referred to in Section 6.3.

          F.   Executed originals of the Provider Agreements referred to in
Section 6.5.

          G. Executed originals of the Acknowledgement and Agreements to Bound referred to Section 4.1.F.

          H. Executed originals of the Noncompetition and Assignment Agreements referred to in Section 4.1.G.

          I. Executed original of the Subscription Agreement and validly issued Certificates, each referred to in Section 4.3.C

          J. Executed original of the Credit Agreement referred to in Section 4.3.D and all of the Collateral Documents and other instruments and documents referred to therein.

          K. Evidence satisfactory to the UWS Entities of UHC's ability to bind the Hospital, the Clinical Practice Plan Partnerships, HPI, the faculty physicians of the University of Wisconsin Medical School, and Reorganized HPI or Newco (as the case may be) to the Provider Agreements.

          L. Executed original of the License Agreement referred to in Section 4.3.F.

          M.   Executed original of the HPI Service Agreement referred to in
Section 4.3.G.


             ARTICLE 10 - CONDITIONS TO THE OBLIGATION OF THE UNIVERSITY
                             AFFILIATED ENTITIES TO CLOSE

     The obligations of the University Affiliated Entities to consummate the transactions contemplated herein shall be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (any of which may be waived by the University Affiliated Entities):

     10.1. LEGAL OPINION. The University Affiliated Entities shall have been furnished with an opinion of counsel for the UWS Entities, substantially in the form attached hereto as Exhibit 10.1, subject to whatever changes the opinion giver may deem reasonably necessary to comply with the legal opinion standards of such opinion giver provided; however, that the opinion as changed provides the same comfort to the recipient, in the reasonable opinion of the recipient.

     10.2. COMPLETION OF DUE DILIGENCE. The University Affiliated Entities shall have completed to their satisfaction a thorough due diligence review of the financial condition, legal matters and operational information and other matters associated with the UWS Entities, HMOW and the Holding Company and no material adverse change in the operations of any UWS Entity, HMOW or the Holding Company between the date hereof and the Closing shall have occurred.

     10.3.     REGULATORY APPROVALS AND THIRD PARTY CONSENTS.

          A. This Agreement, and all aspects of the transactions contemplated hereby, including all of the transactions contemplated by the Joint Venture Agreement, shall have received all Approvals, which Approvals shall be in full force and effect;

          B. any conditions and directions contained in the Approvals shall have been fully complied with in all material respects; and

          C. the Approvals shall not modify the terms and conditions of this Agreement, and the transactions contemplated herein, in any material respect.

     10.4. REPRESENTATIONS AND WARRANTIES ACCURATE. The representations and warranties of the UWS Entities contained in this Agreement shall be true and accurate on and as of the Closing Date.

     10.5. COMPLIANCE. UWS Entities shall have performed and complied with in all material respects, all of their respective obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

     10.6. GOVERNMENT ORDER, INJUNCTION. No court, domestic or foreign, shall have entered and maintained in effect an injunction or other similar order enjoining consummation of the transactions provided for herein, and no action or proceeding shall have been instituted and remain pending before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement, nor shall any governmental agency have notified any party to this Agreement that consummation of the transactions contemplated hereby would constitute a violation of the laws of the United States or Wisconsin and that it intends to commence proceedings to restrain the consummation of the transactions contemplated hereby unless such agency shall have withdrawn such notice prior to the Closing.

     10.7. HMOW DOCUMENTS. If the UWS Entities shall have entered into definitive agreements with respect to the HMOW Joint Venture, copies of all such agreements, including without limitation all amendments thereto and all of the Definitive HMOW Documents, shall have been furnished to UHC. Such agreements shall not contain any terms or conditions not contained in the HMOW Letter of Intent that are adverse to UHC in any material respect.

     10.8. IMPLEMENTATION PLAN. The Parties shall have developed the Implementation Plan.

     10.9. DELIVERY OF ITEMS AT CLOSING. At the Closing, Blue Cross and/or UWS shall have delivered to the applicable University Affiliated Entity:

          A. The Purchase Price in the manner set forth in Section 5.3 and the purchase price for the UHC Assets as set forth in Section 5.4.

          B. A certificate dated as of the Closing Date and reasonably satisfactory in form and substance to the University Affiliated Entities and their counsel of an executive officer of UWS and Blue Cross that the conditions in Sections 10.4 and 10.5 have been met.

          C.   The legal opinion referred to in Section 10.1 of this Agreement.

          D. The resolution of the Board of Directors of Blue Cross and UWS authorizing the transactions contemplated by this Agreement, duly certified as of the Closing Date by their respective Secretaries.

          E. An executed original of the Assumption Reinsurance Agreement referred to in Section 5.1.

          F. Executed originals of the Administrative Services Agreements referred to in Section 6.3.

          G.   Executed originals of the Provider Agreements referred to in
Section 6.5.

          H.   An executed original of the Credit Agreement referred to in
Section 4.3.C and all of the Collateral Documents (as defined therein) and other instruments and the documents referred to therein.

          I. An executed original of the Subscription Agreement along with payment of $1.5 million as provided in Section 4.3.B.

          J. Executed original of the License Agreement referred to in Section 4.3.F.

          K.   Executed original of the HPI Service Agreement referred to in
Section 4.3.G.


                           ARTICLE 11- TERM AND TERMINATION

     11.1. TERM. The Joint Venture shall have an initial term of ten (10) years from October 1, 1994 ("Effective Date") unless terminated in accordance with this Article or Article 8. If UHC does not exercise its right to reacquire the U-Care Business under Article 8, the Joint Venture shall automatically renew for additional five (5) year terms unless written notice of termination is given at least six (6) months prior to the end of the then current term; provided, that if the LLC has given written notice of termination of the HMOW Joint Venture pursuant to Section 5(a) of the LLC Service Agreement, then the Party wishing to terminate must give written notice of termination of this Joint Venture no later than five (5) months prior to the end of the then current term.

     11.2. TERMINATION. The Joint Venture may be terminated only as follows.

          A. The Parties may terminate this Agreement prior to the Closing by mutual agreement.

          B. This Agreement will terminate automatically if Closing does not occur by November 1, 1994.

          C. The Joint Venture may be terminated at the end of any term by any Party giving written notice of termination to all other Parties and, if the HMOW Closing occurs and the HMOW Joint Venture Agreement has not been terminated, to the LLC at least six (6) months prior to the end of the then current term; provided, that if the LLC has given written notice of termination of the HMOW Joint Venture pursuant to Section 5(a) of the LLC Service Agreement, then the Party wishing to terminate must give written notice of termination of this Joint Venture no later than five (5) months prior to the end of the then current term.

          D. The Joint Venture will automatically terminate if UHC exercises its right to reacquire the U-Care Business in accordance with Article 8, unless the Parties agree otherwise.

          E. The Joint Venture shall terminate 90 days after any Party shall notify the other Parties that (i) a Party to which such notifying party is not affiliated ("Breaching Party") has breached any of its obligations under this Agreement or (ii) a representation or warranty of the Breaching Party has proven to have been materially false when made, unless under either (i) or (ii) the Breaching Party shall have cured such breach or the condition which renders such representation or warranty to be false on or before the expiration of such 90 day period; provided, however, that if such breach or condition is incurrable, the Joint Venture shall not terminate unless such breach or condition impairs or could reasonably be expected to in any material respect the operation of the Joint Venture or the interest of the Party providing the notice under this
Section 11.2.E or any of its affiliates. In the event that the HMOW Closing occurs and the HMOW Joint Venture Agreement has not been terminated, then the Party notifying the other Parties as provided in the previous sentence shall promptly send a copy of such notice to the LLC.

     11.3. EFFECT OF TERMINATION PRIOR TO CLOSING. If this Agreement is terminated prior to the Closing and the transactions contemplated hereby are not consummated as described above, this Agreement shall become null and void and of no further force and effect. On termination each Party shall bear their respective expenses incurred in connection with this Agreement.

     11.4. EFFECT OF TERMINATION OF JOINT VENTURE. The termination of the Joint Venture shall have no effect on the provider agreements entered into by the parties, which shall continue until their scheduled termination date. The reimbursement arrangement contained in the provider agreements then in effect shall continue following termination of the Joint Venture; provided, however, the Best Price Guarantee set forth in Section 6.5.A shall not continue following such termination.

     11.5. EFFECT OF TERMINATION OF HMOW JOINT VENTURE. In the event that the HMOW Closing occurs and the HMOW Joint Venture Agreement is subsequently terminated, such termination shall not trigger a corresponding termination of this Joint Venture and this Joint Venture shall continue in accordance with its terms as if the HMO Closing did not occur.


                               ARTICLE 12 - ARBITRATION

     12.1. NEGOTIATION. In the event of any dispute between any of the UWS Entities on the one hand and the University Affiliated Entities on the other hand arising out of or relating to the formation, interpretation, performance or breach of this Agreement or any of the Joint Venture Documents, the UWS Entities and the University Affiliated Entities shall use their best efforts to resolve such dispute. If they are unable to do so, such dispute shall be submitted to the Governing Board for resolution. The Governing Board shall have the authority to consult legal, financial or other advisors for the purpose of resolving such dispute, and the fees and expenses of any such advisors shall be shared equally by the Disputing Parties. If the Governing Board is unable to resolve such dispute by the vote required by Article 2 within 30 days, such dispute may be submitted to arbitration in accordance with Section 12.2.

     12.2.     ARBITRATION.

          A. Each side shall each appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either side refuses or neglects to appoint an arbitrator within thirty (30) days of receipt of a written notice of demand for arbitration, the other side may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by each of the other arbitrators. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots. The arbitrators shall be active or former officers of insurance or reinsurance companies, managed care organizations, or Lloyd's of London underwriters; the arbitrator shall not have a personal or financial interest in the result of the arbitration.

          B. The arbitration hearings shall be held in Madison, Wisconsin, or such other place as may be mutually agreed. Each side shall submit its case to the arbitrators within thirty (30) days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the reinsurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both sides. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which any side may have against the others. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.


          C. Each side shall pay (i) the fee and expenses of its own arbitrator, (ii) one-half of the fee and expenses of the third arbitrator and
(iii) one-half of the other expenses that the Parties jointly incur directly related to the arbitration proceeding. Other than as set forth above, each Party shall bear its own costs in connection with any such Arbitration including, without limitation, (i) all legal, accounting, and other professional fees and expenses and (ii) all other costs and expenses each Party incurs to prepare for such arbitration.

          D. Except as provided above, arbitration shall be based, insofar as applicable, upon the Commercial Arbitration Rules of the American Arbitration Association.


                           ARTICLE 13 - GENERAL PROVISIONS

     13.1. AMENDMENTS. This Agreement may only be amended by the consent of the Parties expressed in a written addendum; and such addendum, when executed by all Parties, shall be deemed to be an integral part of this Agreement and binding on the Parties.

     13.2. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and bind each of the Parties and their successors and assigns. Neither this Agreement nor any right hereunder nor any part hereof may be assigned by any Party without the prior written consent of the other Parties and all necessary regulatory authorities.

     13.3. CONFIDENTIAL INFORMATION. The Parties acknowledge that all information of a given Party which has or will come into the possession of another Party in connection with this Agreement is non-public, confidential or proprietary in nature. Each Party agrees to hold such information in strictest confidence, not to make use thereof other than for the performance of this Agreement, and not to release or disclose it to any third Party other than for the performance of this Agreement or as required by law. In the event that any Party ("Disclosing Party") is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any such information of another Party, the Disclosing Party shall provide such other Party with prompt notice of such request to enable such other Party to seek an appropriate protective order. The Disclosing Party shall cooperate with such other Party in connection with such matter.

     13.4. INDEMNIFICATION. Each of the University Affiliated Entities hereby agrees to indemnify, defend and hold harmless each of the UWS Entities and their affiliates and the Joint Venture from and against any liability, damage, cost, expense, loss, claim or judgment incurred by either of the UWS Entities or their affiliates or the Joint Venture arising out of or in any way relating to the $4.4 million debt that U-Care has assumed and owes to the Hospital ("$4.4 Million Debt"). The University Affiliated Entities acknowledge and agree that neither the Joint Venture nor the UWS Entities and their affiliates have assumed or agreed to discharge the $4.4 Million Debt.

     13.5. INTERPRETATION. This Agreement shall be interpreted to preserve the purposes of the Joint Venture and to maintain its integrity. It is the intent of the Parties that minor, technical and immaterial violations of this Agreement and related documents and minor inconsistencies and ambiguities should be resolved in favor of continuation of the Joint Venture.

     13.6. GOVERNANCE LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Wisconsin (without giving effect to principles of conflicts of laws) applicable to a contract executed and to be performed in such state.

     13.7. ENTIRE AGREEMENT. This Agreement, and the Joint Venture Documents, supersede all prior discussions and agreements between, and contain the sole and entire agreement between the Parties with respect to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement amends and restates the Previous Joint Venture Agreement in its entirety, and the Previous Joint Venture Agreement is no longer of any force or effect.

     13.8. HEADINGS, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number will also include the plural or singular number, respectively, (c) the terms hereof, herein, hereby, and derivative or similar words will refer to this entire Agreement, and (d) the conjunction "or" will denote any one or more, or any combination or all, of the specified items or matters involved in the respective list.

     13.9. NON-WAIVER. The failure of any Party at any time to enforce any provision of this Agreement shall not be construed as a waiver of that provision and shall not affect the right of any Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     13.10. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any Party will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement wil1 remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and
(d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

     13.11. NOTICES. Any notice or communication given pursuant to this Agreement must be in writing and will be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), or if transmitted by facsimile, or if delivered by courier, as follows:

To Blue Cross

     Blue Cross & Blue Shield United of Wisconsin
     401 West Michigan Street
     Milwaukee, Wisconsin 53203
     Facsimile:  1-414-226-6229
     Attention:  Michael Bernstein

To UWS

     United Wisconsin Services, Inc.
     401 West Michigan Street

     Milwaukee, Wisconsin 53203
     Facsimile:  1-414-226-6229
     Attention:  Michael Bernstein

To UHC

     University Health Care, Inc.
     440 Science Drive
     Madison, Wisconsin 53711
     Attention:  Peter Pruessing

To U-Care

     U-Care HMO, Inc.
     440 Science Drive
     Madison, Wisconsin  53711
     Attention:  Dr. Mark Hansen

To HPI

     Health Professionals, Inc.
     440 Science Drive
     Madison, Wisconsin  53711
     Attention:  Peter Pruessing

All notices and other communications required or permitted under this Agreement that are addressed as provided in this paragraph will, whether sent by mail, facsimile, or courier, be deemed given upon the first business day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by the facsimile confirmation). Any party from time to time may change its address for the purpose of notices to that Party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

     13.12. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

                                   BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN


                                   By:
                                      ------------------------------------------
                                   Title:
                                         ---------------------------------------

                                   UNITED WISCONSIN SERVICES, INC.

                                   By:
                                      ------------------------------------------
                                   Title:
                                         ---------------------------------------


                                   UNIVERSITY HEALTH CARE, INC.

                                   By:
                                      ------------------------------------------
                                   Title:
                                         ---------------------------------------



                                   U-CARE HMO, INC.

                                   By:
                                      ------------------------------------------
                                   Title:
                                         ---------------------------------------


                              HEALTH PROFESSIONALS, INC.

                                   By:
                                      ------------------------------------------
                                   Title:
                                         ---------------------------------------

                                      SCHEDULE 1



Name of Document                                                     Section of Joint Venture Agreement
Acknowledgement and Agreement to Be Bound                            4.1.F
Noncompetition and Assignment Agreement                              4.1.G
Articles of Amendment and Preferred Stock                            4.1.K
Implementation Plan                                                  4.2.E, 4.3.A
Subscription Agreement                                               4.3.C
Credit Agreement (and all agreements entered into thereunder)        4.3.D
License Agreement                                                    4.3.F
HPI Service Agreement                                                4.3.G
Assumption Reinsurance Agreement                                     5.1
Existing Provider Agreements                                         5.7
Assumed Contracts or Leases                                          5.8
Lease                                                                5.9
Administrative Services Agreement                                    6.3
Provider Agreements                                                  6.5
